UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 14, 2008

Nelnet, Inc.

(Exact name of registrant as specified in its charter)

Nebraska (State of other jurisdiction of incorporation)	001-31924 (Commission File Number)	84-0748903 (IRS Employer Identification No.)

121 South 13th Street, Suite 201, Lincoln, Nebraska       68508

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code	(402) 458-2303

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On August 14, 2008, National Education Loan Network, Inc. (“NELN”), a wholly owned subsidiary of Nelnet, Inc. (the “Company”), as Sponsor, received notification that the Department of Education (the “Department”) had approved the Master Participation Agreement (the “Participation Agreement”) submitted to the Department for the Company to begin participating in the Department’s Loan Participation Program (the “Participation Program”). Other parties to the Participation Agreement include Union Bank and Trust Company (“Union Bank”), as Eligible Lender Trustee, and Manufacturers and Traders Trust Company, as Custodian (the “Custodian”). Union Bank is an entity under common control with the Company. In addition, on August 14, 2008, the Department notified NELN that the Department had approved the Master Loan Sales Agreement (the “Sale Agreement”) submitted to the Department by NELN, as Seller, which provides NELN with the ability to sell loans to the Department under the Department’s Loan Purchase Commitment Program (the “Purchase Program”). Union Bank, as Eligible Lender Trustee, is also a party to the Sale Agreement.

Under the terms of the Participation Agreement, the Department will provide interim short-term liquidity to the Company by purchasing participation interests in pools of FFELP loans. The Company will be charged a rate of commercial paper plus 50 basis points (which may increase to 300 basis points in the event of a default under the Participation Agreement by NELN) on the principal amount of participation interests outstanding. Loans funded under the Participation Program must be either refinanced by the lender or sold to the Department pursuant to the Purchase Program prior to its expiration on September 30, 2009. All payments and other proceeds received on or with respect to the participation interests will be applied in the following order of priority: (i) to the Department to pay accrued interest; (ii) to the Department to reduce the outstanding principal balance of participation interests held by the Department; and (iii) to the Company any remaining amounts. In addition, NELN must fund any negative special allowance payments and servicing costs on the participated loans. The Company expects to utilize the Participation Program to fund a significant portion of its loan originations for the 2008-2009 academic year. NELN may elect to sell to the Department, through a put option, loans which are subject to participation interests. Any such sale must occur by September 30, 2009. In the event the participation interests are not redeemed and the loans are not sold to the Department by September 30, 2009, the Department will take title to the loans without any further compensation to NELN; however, in such event the Custodian shall remit to NELN the excess (if any) of the aggregate amount of any redemption payments made under the Participation Agreement over the obligations due and owing to the Department by NELN. Loans sold to the Department under the Participation Program shall be subject to the terms of the Purchase Agreement.

Under the terms of the Purchase Agreement, provided NELN has submitted all necessary additional documentation, the Department will purchase fully disbursed loans at a price equal to the sum of (i) the outstanding principal balance, (ii) accrued and unpaid interest, (iii) the one percent origination fee paid to the Department, and (iv) a fixed amount of $75 per loan. Lenders will have until September 30, 2009, to sell loans to the Department under the Purchase Program. Under certain circumstances the Department may rescind the purchase of a loan, in which case NELN would be required to repay the Department the purchase price for the loan, plus accrued and unpaid interest and applicable special allowance payments on the loan, plus any amounts owed to the Secretary of Education with respect to such loan, plus any legal and attorneys’ fees, costs, servicing fees, and other fees and expenses incurred by the Department.

To be eligible for purchase or participation under the Department’s programs, loans must be FFELP Stafford or PLUS loans made for the academic year 2008-2009, first disbursed between May 1, 2008 and July 1, 2009, with eligible borrower benefits. In connection with the sale of any loan to the Department, or if the Department otherwise takes title to a loan under the Participation Program, the Department has the option to terminate the servicing of such loan and transfer the servicing to another servicer selected by the Department.

As of the date of this report, the Company has completed its initial participation funding with the Department.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 20, 2008

NELNET, INC.

By:
/s/ TERRY J HEIMES
Name:	Terry J. Heimes
Title:	Chief Financial Officer